EXHIBIT 10.3

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GRANT NOTICE

MIP-Driven Restricted Stock

[Participant Name]

Congratulations! You have been granted shares of Restricted Stock (RS) of First Horizon National Corporation as follows:

GRANT DATE	—	___________, 2013
GOVERNING PLAN	—	Equity Compensation Plan
TOTAL NUMBER OF RS SHARES GRANTED	—	_____________
VESTING DATES (ONE-THIRD ON EACH DATE)	—	First three anniversaries of Grant Date

This RS award is granted under the Governing Plan specified above, and is governed by the terms and conditions of that Plan and by policies, practices, and procedures (“Procedures”) of the Compensation Committee (that administers the Plan) that are in effect during the vesting period. Also, this RS award is subject to the terms and restrictions of FHNC’s stock ownership guidelines and Compensation Recovery Policy (“Policy”) as in effect during the vesting period.

This RS award is subject to possible forfeiture in accordance with the Plan, Procedures, and Policy. As of the Grant Date, the Procedures provide (among other things) that:

(a) forfeiture generally will occur immediately upon termination of employment — you must remain continuously employed by FHNC or one of its subsidiaries through the close of business on the applicable vesting date; but

(b) if your termination of employment occurs because of your death or permanent disability, this award immediately will vest pro-rata based on the portion of each vesting period that has elapsed at that time and only the remainder of the award will be forfeited.

One effect of clause (a) is that retirement unrelated to permanent disability normally results in the immediate forfeiture of unvested RS shares.

Also, each portion of this RS award will be forfeited, or if already vested you must pay in cash to FHNC the gross pre-tax value of that portion measured at vesting, if during the restriction period applicable to that portion you, either on your own behalf or on behalf of any other person or entity, in any manner directly or indirectly solicit, hire, or encourage any person who is then an employee or customer of FHNC or any of its subsidiaries or affiliates to leave the employment of, or to end, diminish, or move any of his, her, or its accounts or relationships with, FHNC or any of its subsidiaries or affiliates. For each portion of this award, the restriction period begins on the Grant Date and ends on the second anniversary of that portion’s vesting date.

In addition, because this award is granted as partial payment of a bonus under the Management Incentive Plan, this award is subject to possible forfeiture pursuant to that Plan or by operation of the Policy in relation to bonuses under that Plan. By accepting this RS award, you acknowledge that FHNC may reduce or offset other amounts owed to you, including but not limited to wages or commissions owed, among other things, to satisfy any repayment obligation.

The Compensation Committee reserves the right, in its sole discretion, to accelerate vesting; no employee has any right to receive acceleration. As of the Grant Date, the Committee’s Procedures allow you to request pro-rata vesting of RS shares if you retire at or after age 65 with at least 5 years of service prior to normal vesting. If such a request were granted, only the remaining shares would forfeit.

RS shares are non-transferable. Your RS shares generally will be held by FHNC until vesting. You may vote your RS shares prior to vesting.

FHNC will accrue dividends declared upon your RS shares during the vesting period and pay them pro-rata at vesting. No interest will accrue on cash dividends. Stock splits and stock dividends will result in a proportionate adjustment to the RS award as provided in the Plan and Procedures. If RS shares are forfeited, any related accrued dividends are forfeited also.

Vesting is a taxable event for you. Your withholding and other taxes will depend upon FHNC’s stock value on the vesting date and the amount of dividend equivalents distributed to you. As of the Grant Date, the Committee’s Procedures provide that FHNC will withhold shares and dividends at vesting in the amount necessary to cover your required withholding taxes; however, the Procedures may be changed at any time. You are not permitted to make any election in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in your gross income for federal income tax purposes the value of the RS shares this year. If you make a Section 83(b) election, it will result in the forfeiture of your RS shares.

Questions about your restricted stock award?

Important information concerning the Plan and this RS award is contained in a prospectus. Copies of the current prospectus (including all applicable supplements) are delivered separately, and you may request a copy of the Governing Plan or prospectus at any time. If you have questions about your RS award or need a copy of the Governing Plan, related prospectus, or current administrative procedures for equity awards, contact Fidelity Investment’s Executive Relationship Officer at                 . For all your personal stock incentive information, you may view your award and other information on Fidelity’s website at www.NetBenefits.com.

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